Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the Form S-1 Registration Statement, of Advanced Communications Technologies, Inc., our report dated September 27, 2000 relating to the consolidated balance sheet for the year ended June 30, 2000 and the related statements of operations, changes in stockholders equity, and cash flows for the years ended June 30, 2000 and 1999 and for the period from April 30, 1998 (inception) to June 30, 2000 of Advanced Communications Technologies, Inc. which appear in such Form S-1, and to the reference to our Firm under the caption "Experts" in the Prospectus.

                                                    WEINBERG & COMPANY, P.A.
                                                    Certified Public Accountants

Boca Raton, Florida
July 20, 2001